News release
HP Reports First Quarter 2006 Results

Editorial Contacts: Robert Sherbin, HP +1 650 857 2381 robert.sherbin@hp.com Ryan J. Donovan, HP +1 650 857 8410 ryan.j.donovan@hp.com	• •	Net revenue of $22.7 billion, up 6% year-over-year, or 8% in constant currency Non-GAAP operating profit of $1.7 billion, $0.48 earnings per share
HP Media Hotline +1 866 266 7272 pr@hp.com www.hp.com/go/newsroom	•	GAAP operating profit of $1.5 billion, $0.42 earnings per share
Hewlett-Packard Company 3000 Hanover Street Palo Alto, CA 94304 www.hp.com	•	Cash flow from operations of $1.8 billion

PALO ALTO, Calif., Feb. 15, 2006 – HP today reported financial results for its first fiscal quarter ended Jan. 31, 2006, with net revenue of $22.7 billion, an increase of 6% year-over-year, or 8% in constant currency. Non-GAAP operating profit(1) was $1.7 billion, with non-GAAP diluted earnings per share (EPS)(1) of $0.48 (includes stock based compensation expense), up from $0.37 in the prior-year period. Non-GAAP financial information for the first quarter excludes $166 million of adjustments on an after-tax basis, or $0.06 per diluted share, related primarily to amortization of purchased intangibles, and in process research and development-related costs. GAAP operating profit was $1.5 billion and GAAP diluted EPS was $0.42 per share, up from $0.32 in the prior-year period.

“We are continuing to deliver on our plan to strengthen HP and better serve our customers,” said Mark Hurd, HP chief executive officer and president. “Growth was balanced across most of our businesses and geographies, cash flow was strong, and we were disciplined in controlling costs. While hard work remains ahead of us, our efforts are starting to show results.”

	Q1 FY06	Q1 FY05	Y/Y
Net revenue ($B)	$22.7	$21.5	6%
Non-GAAP operating margin (1)	7.5%	6.2%
GAAP operating margin	6.6%	5.4%
Non-GAAP net income (1) ($B)	$1.4	$1.1	29%
GAAP net income (1) ($B)	$1.2	$0.9	30%
Non-GAAP diluted EPS (1)	$0.48	$0.37	30%
GAAP diluted EPS	$0.42	$0.32	31%

During the quarter, on a year-over-year basis, revenue in the Americas grew 10% to $9.7 billion, Europe, the Middle East and Africa grew 1% to $9.4 billion, and Asia Pacific grew 6% to $3.5 billion.

Personal Systems Group

Personal Systems Group (PSG) revenue grew 8% year-over-year to $7.4 billion, with unit shipments up 16%. On a year-over-year basis, desktop revenue increased 1% and notebook revenue grew 26%. Commercial PC revenue grew 6% year-over-year, while Consumer PC revenue increased 18%. PSG reported an operating profit of $293 million, or 3.9% of revenue, up from a profit of $147 million, or 2.1% of revenue, in the prior-year period.

Imaging and Printing Group

Imaging and Printing Group (IPG) posted quarterly revenue of $6.5 billion, up 8% year-over-year. On a year-over-year basis, consumer hardware revenue increased 1%, led by All-in-One unit growth of 20%. Commercial hardware revenue grew 6%, with unit shipments of color laser printers up 36% and printer-based MFP shipments up 40%. Supplies revenue grew 11%. Operating profit was $973 million, or 14.9% of revenue, up from a profit of $932 million, or 15.4% of revenue, in the prior-year period.

Enterprise Storage and Servers

Enterprise Storage and Servers (ESS) reported revenue of $4.2 billion, up 5% over the prior-year period. On a year-over-year basis, industry-standard server revenue increased 6%, networked storage revenue grew 4% and business-critical systems revenue grew 1%. ESS reported an operating profit of $326 million, or 7.7% of revenue, up from a profit of $69 million, or 1.7% of revenue, in the prior-year period.

HP Services

HP Services (HPS) revenue declined 2% year-over-year to $3.8 billion. On a year-over-year basis, Technology Services revenue declined 2%, while Managed Services and Consulting and Integration declined 1% each. Excluding the effects of currency, HPS revenue grew 3% year-over-year. Operating profit was $293 million, or 7.8% of revenue, up from a profit of $281 million, or 7.4% of revenue, in the prior-year period.

Software

Software reported quarterly revenue of $304 million, an increase of 29% year-over-year, with revenue in HP OpenView and HP OpenCall increasing 34% and 19%, respectively. During the quarter, HP closed the acquisition of Peregrine Systems, Inc., which adds key asset and service management components to the HP OpenView portfolio. Software reported an operating profit of $9 million, or 3.0% of revenue, compared with a loss of $38 million in the prior-year period.

Financial Services

HP Financial Services (HPFS) reported revenue of $496 million, a decrease of 11% year-over-year. Finance volume and net portfolio assets declined 10% and 2% respectively. Operating profit was $38 million, or 7.7% of revenue, down from a profit of $45 million, or 8.1% of revenue, in the prior-year period.

Asset management

Inventory ended the quarter at $6.7 billion, down $146 million sequentially and down $389 million year-over-year. Accounts receivable decreased $1.2 billion sequentially and increased $14 million over the prior-year period to $8.7 billion. HP’s dividend payment of $0.08 per share in the first quarter resulted in cash usage of $227 million. HP utilized $1.4 billion of cash during the first quarter to repurchase stock. During the quarter, HP entered into a $1.7 billion prepaid forward variable share repurchase program with a third-party investment bank to limit HP’s exposure to share price volatility for repurchases made under the program during an approximate one-year period. In addition, the board of directors of HP has authorized an additional $4 billion for future repurchases of its outstanding shares of common stock. The company intends to offset dilution from the issuance of shares under employee benefit plans, as well as to use the authorization to repurchase shares opportunistically. HP exited the quarter with $12.0 billion in gross cash,(2) which includes cash and cash equivalents of $11.9 billion and short- and certain long-term investments of $30 million.

Outlook

HP estimates Q2 FY06 revenue will be in the range of $22.4 billion to $22.6 billion, with non-GAAP diluted earnings per share expected to be in the range of $0.47 to $0.49.

On a GAAP basis, Q2 FY06 diluted earnings per share is expected to be in the range of $0.43 to $0.45.

Non-GAAP diluted earnings per share estimates exclude after-tax costs of approximately $0.04 per share, related primarily to the amortization of purchased intangible assets. Second quarter non-GAAP and GAAP diluted earnings per share include $0.03-$0.04 of stock-based compensation expense.

HP estimates full year FY06 revenue will be in the range of $90.0 billion to $91.0 billion, with full year non-GAAP diluted earnings per share expected to be in the range of $1.90 to $1.95.

On a GAAP basis, full year FY06 GAAP diluted earnings per share is expected to be in the range of $1.72 to $1.77.

Full year FY06 non-GAAP diluted earnings per share estimates exclude after-tax costs of approximately $0.18 per share, related primarily to the amortization of purchased intangible assets. Full year FY06 non-GAAP and GAAP diluted earnings per share includes $0.13 of stock-based compensation expense.

More information on HP’s quarterly earnings, including additional financial analysis and an earnings overview presentation, is available on HP’s Investor Relations website at www.hp.com/hpinfo/investor/.

HP’s Q1 FY06 earnings conference call is accessible via an audio webcast at www.hp.com/hpinfo/investor/financials/quarters/2006/q1webcast.html.

About HP

HP is a technology solutions provider to consumers, businesses and institutions globally. The company’s offerings span IT infrastructure, global services, business and home computing, and imaging and printing. For the four fiscal quarters ended Jan. 31, 2006, HP revenue totaled $87.9 billion. More information about HP (NYSE, Nasdaq: HPQ) is available at www.hp.com.

(1)	Non-GAAP operating profit, non-GAAP operating margin, non-GAAP net income and non-GAAP diluted earnings per share are defined to exclude the effects of restructuring charges, charges relating to the amortization of intangible assets, in-process research and development charges and gains or losses on investments. A reconciliation of adjustments to GAAP results for this quarter and prior periods is included in the attached tables. A description of HP’s use of non-GAAP information is provided under “Use of Non-GAAP Financial Information.”

(2)	Gross cash is a non-GAAP measure that is defined as GAAP cash and cash equivalents plus GAAP short-term investments and certain long-term investments that may be liquidated within 90 days pursuant to the terms of existing put options or similar rights. As of January 31, 2006 cash and cash equivalents amounted to $11.9 billion and short-term and long-term investments included in gross cash amounted to $12 million and $18 million, respectively.

Use of Non-GAAP Financial Information

To supplement HP’s consolidated condensed financial statements presented on a GAAP basis, HP provides non-GAAP operating profit, non-GAAP operating margin, non-GAAP net income, non-GAAP diluted earnings per share and gross cash. HP also provides forecasts of non-GAAP diluted earnings per share.

HP’s management uses non-GAAP operating profit, non-GAAP operating margin, non-GAAP net income and non-GAAP diluted earnings per share to evaluate and forecast HP’s baseline performance before gains, losses or other charges that are considered by management to be outside of HP’s core business segment operating results. Gross cash is considered to be a liquidity measure and provides useful information to management about the amount of cash available for investment in HP’s businesses, funding strategic acquisitions, repurchasing stock and other purposes. Each of these non-GAAP measures is among the primary indicators management uses as a basis for planning and forecasting future periods. We believe that these non-GAAP measures provide both management and investors with a more complete understanding of the underlying operating results and trends and an enhanced overall understanding of HP’s financial performance, liquidity and prospects for the future.

This additional non-GAAP information is not meant to be considered in isolation or as a substitute for operating margin, net income, diluted earnings per share or cash and cash equivalents prepared in accordance with GAAP. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the attached tables. In addition, there may be limitations associated with the use of these non-GAAP financial measures. For example, items such as restructuring charges that are excluded from non-GAAP operating profit, non-GAAP operating margin, non-GAAP net income and non-GAAP diluted earnings per share can have a material impact on cash flows. In addition, there may be restrictions on our ability to liquidate the long-term investments included in gross cash, which may limit the usefulness of gross cash as a liquidity measure. These effects are reflected in our GAAP financial statements, including our consolidated statements of cash flows. The non-GAAP financial information that we provide also may differ from the non-GAAP information provided by other companies.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks, uncertainties and assumptions. If the risks or uncertainties ever materialize or the assumptions prove incorrect, the results of HP may differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including but not limited to any projections of revenue, margins, expenses, charges, earnings or other financial items; any statements of the plans, strategies, and objectives of management for future operations, including execution of any restructuring plans; any statements concerning the expected development, performance or market share relating to products or services; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Risks, uncertainties and assumptions include macroeconomic and geopolitical trends and events; execution and performance of contracts by suppliers, customers and partners; employee management issues; the challenge of managing asset levels, including inventory; the difficulty of aligning expense levels with revenue changes; assumptions related to pension and other post-retirement costs; expectations and assumptions relating to the execution and timing of workforce restructuring programs; and other risks that are described from time to time in HP’s Securities and Exchange Commission reports, including but not limited to the risks described in HP’s Annual Report on Form 10-K for the fiscal year ended October 31, 2005 and other reports filed after that report. As in prior quarters, the financial information set forth in this release, including tax-related items, are estimates based on information available at this time. While HP believes these estimates to be meaningful, these amounts could differ materially from actual reported amounts in HP’s Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2006. In particular, determining HP’s actual tax balances and provisions as of January 31, 2006 and for the fiscal quarter then ended requires extensive internal and external review of tax data (including consolidating and reviewing the tax provisions of numerous domestic and foreign entities), which is being completed in the ordinary course of preparing HP’s Form 10-Q. HP assumes no obligation and does not intend to update these forward-looking statements.

HEWLETT-PACKARD COMPANY AND SUBSIDIARIES NON-GAAP CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS Excluding adjustments itemized below (Unaudited) (In millions except per share amounts)

	Three months ended
	January 31, 2006	October 31, 2005	January 31, 2005
Net revenue	$22,659	$22,913	$21,454

Costs and expenses (a):
Cost of sales	17,392	17,532	16,537
Research and development	871	859	878
Selling, general and administrative	2,692	2,786	2,704

Total costs and expenses	20,955	21,177	20,119

Non-GAAP earnings from operations	1,704	1,736	1,335
Interest and other, net	38	132	25
Dispute settlement	--	3	(116)

Non-GAAP earnings before taxes	1,742	1,871	1,244
Provision for taxes (b)	349	375	166

Non-GAAP net earnings	$1,393	$1,496	$1,078

Non-GAAP net earnings per share:
Basic	$0.49	$0.52	$0.37
Diluted	$0.48	$0.51	$0.37

Weighted-average shares used to compute non-GAAP net earnings per share:
Basic	2,822	2,850	2,908
Diluted	2,893	2,915	2,936

(a) Stock-based compensation expense included under SFAS 123(R) were as follows:

Cost of sales	$39	$--	$--
Research and development	18	--	--
Selling, general and administrative	87	--	--

Total costs and expenses	$144	$--	$--
(b) Tax benefit from stock-based compensation	$(43)	$--	$--

An itemized reconciliation between net earnings on a GAAP basis and non-GAAP basis is as follows:

GAAP net earnings	$1,227	$416	$943

Pension curtailment gain	--	(199)	--
Restructuring charges	15	1,565	3
Amortization of purchased intangible assets	147	136	167
In-process research and development charges	50	2	--

Total non-GAAP adjustments to earnings from operations	212	1,504	170
Losses (gains) on investments	2	(14)	24
Income tax effect of reconciling items	(48)	(410)	(59)

Non-GAAP net earnings	$1,393	$1,496	$1,078

HEWLETT-PACKARD COMPANY AND SUBSIDIARIES CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (Unaudited) (In millions)

	Three months ended
	January 31, 2006	January 31, 2005 (a)
Cash flows from operating activities:
Net earnings	$1,227	$943
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	563	612
Stock-based compensation due to the implementation of SFAS 123(R)	144	13

Provision for bad debt and inventory	102	89
Losses on investments	2	24
In-process research and development charges	50	--
Restructuring charges	15	3
Deferred taxes on earnings	55	230
Excess tax benefit from stock-based compensation	(65)	--
Other, net	77	(2)
Changes in assets and liabilities:
Accounts and financing receivables	1,193	1,598
Inventory	89	(154)
Accounts payable	(1,291)	(1,143)
Taxes on earnings	(72)	(281)
Restructuring	(162)	(59)
Other assets and liabilities	(81)	(315)

Net cash provided by operating activities	1,846	1,558

Cash flows from investing activities:
Investment in property, plant and equipment, net	(427)	(575)
Proceeds from sale of property, plant and equipment	105	156
Purchases of available-for-sale securities & other investments	(13)	(1,678)
Maturities and sales of available-for-sale securities & other investments	21	1,693
Net cash paid for business acquisitions, net of acquisition costs	(653)	(7)

Net cash used in investing activities	(967)	(411)

Cash flows from financing activities:
(Decrease) increase in notes payable and short-term borrowings, net	(68)	111
Issuance of debt	81	--
Payment of debt	(231)	(11)
Issuance of common stock under employee plans	647	262
Excess tax benefit from stock-based compensation	65	--
Repurchase of common stock	(1,401)	(637)
Prepayment of common stock repurchases	(1,722)	--
Dividends	(227)	(233)

Net cash used in financing activities	(2,856)	(508)

(Decrease) increase in cash and cash equivalents	(1,977)	639
Cash and cash equivalents at beginning of period	13,911	12,663

Cash and cash equivalents at end of period	$11,934	$13,302

(a)	Certain reclassifications have been made to prior year amounts in order to conform to the current year presentation.

HEWLETT-PACKARD COMPANY AND SUBSIDIARIES SEGMENT / BUSINESS UNIT INFORMATION (Unaudited) (In millions)

	Three months ended
	January 31, 2006	October 31, 2005 (a)	January 31, 2005 (a)
Net revenue:
Industry Standard Servers	$2,482	$2,506	$2,332
Business Critical Systems	906	1,037	899
Storage	852	932	820
Other	--	1	--

Enterprise Storage and Servers	4,240	4,476	4,051

Technology Services	2,346	2,418	2,389
Managed Services	746	753	754
Consulting & Integration	665	729	672
Other	--	--	--

HP Services	3,757	3,900	3,815

OpenView	205	196	153
OpenCall & Other	99	110	83

Software	304	306	236

Technology Solutions Group	8,301	8,682	8,102

Desktops	3,854	3,686	3,818
Notebooks	2,954	2,795	2,338
Workstations	329	329	269
Handhelds	216	186	290
Other	96	117	158

Personal Systems Group	7,449	7,113	6,873

Commercial Hardware	1,655	1,732	1,566
Consumer Hardware	1,223	1,267	1,205
Supplies	3,652	3,771	3,281
Other	15	15	15

Imaging and Printing Group	6,545	6,785	6,067

HP Financial Services	496	514	555
Corporate Investments	129	142	115

Total Segments	22,920	23,236	21,712

Eliminations of intersegment net revenue and other	(261)	(323)	(258)

Total HP Consolidated	$22,659	$22,913	$21,454

(a)	Reflects certain fiscal 2006 organizational realignments retroactively to provide improved visibility and comparability. For each of the quarters in fiscal year 2005, the realignments resulted primarily in revenue movement of $5 million or less between ESS and SW segments within TSG. In addition, IPG and PSG revenue was impacted at the business unit level but the overall segment revenue remained as previously reported. There was no impact to the remaining segments.

HEWLETT-PACKARD COMPANY AND SUBSIDIARIES COMPARISON OF DILUTED NON-GAAP EPS (Including the Effect of Stock-Based Compensation Expenses) (Unaudited)

	Q105	Q205	Q305	Q405 (3)	FY05 (3)	Q106
Non-GAAP EPS as reported(1)	$0.37	$0.37	$0.36	$0.51	$1.62	$0.48
Pro forma effect of SFAS 123 on EPS(2)	(0.05)	(0.04)	(0.04)	(0.04)	(0.16)	--

Total diluted non-GAAP EPS including the
effect of stock-based compensation
expense for all periods	$0.32	$0.33	$0.32	$0.47	$1.46	$0.48

(1)	For each of the quarters in fiscal 2005, non-GAAP EPS includes the effect of compensation expense related to discounted options and restricted stock recognized under APB 25. Fiscal 2006 EPS includes the aforementioned expense plus the impact for stock-based compensation recognized under SFAS 123(R).

(2)	For each of the quarters in fiscal 2005, non-GAAP EPS as reported excludes the effect of compensation expense related to employee stock options and employee stock purchase rights recognized under SFAS 123.

(3)	In Q405, HP recorded $107 million before tax expense or $0.03 cents per share on an after tax basis within restructuring charges. This amount is excluded from the non-GAAP results shown above.